Exhibit III

FINANCIAL STATEMENTS FOR THE FINANCIAL YEAR ENDED DECEMBER 31, 2016

INTRODUCTION TO THE FINANCIAL STATEMENTS

The Bank’s financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”). The accounting principles applied in NIB’s financial statements differ in certain respects from the accounting principles generally accepted in the United States (“U.S. GAAP”). Such differences may be related to variance in the standards for recognition or measurement of amounts included in the financial statements or IFRS may lack of specific requirements or guidance that is available for U.S. GAAP in certain areas. In addition, presentation and disclosure requirements may differ between IFRS and U.S. GAAP.

The financial statements of the Bank for the financial years 2014, 2015 and 2016 have been audited by KPMG Oy Ab and KPMG AB, as indicated in their reports included in the Bank’s previous Form 18-K filings for the financial years ended December 31, 2014, December 31, 2015 and December 31, 2016 and incorporated by reference into the Bank’s Registration Statement under Schedule B of the Securities Act (No. 333-203363) and elsewhere herein, respectively.

The auditors were appointed by the Control Committee of the Bank. See Exhibit V to this Annual Report on Form 18-K, “Description of the Registrant – Governance”.

The Control Committee appointed as independent joint auditors for NIB Authorized Public Accountant Sixten Nyman, representing the accounting firm KPMG Oy Ab, Finland and Authorized Public Accountant Hans Åkervall, representing KPMG AB, Sweden as its independent joint auditors for the financial years 2014 and 2015. For the financial year 2016 NIB appointed Authorized Public Accountant Marcus Tötterman, representing the accounting firm KPMG Oy Ab, Finland and Authorized Public Accountant Hans Åkervall, representing KPMG AB, Sweden as its independent joint auditors. Following the resignation of Hans Åkerwall, Authorized Public Accountant Anders Tadge, replaced Mr. Åkerwall as of October 20, 2016. For the financial year 2017 NIB appointed Authorized Public Accountant Marcus Tötterman, representing the accounting firm KPMG Oy Ab, Finland and Authorized Public Accountant Anders Tadge, representing KPMG AB, Sweden as its independent joint auditors.

NORDIC INVESTMENT BANK

Statement of comprehensive income 1 January—31 December

EUR 1,000	Note*	Note**	2014	2015	2016
Interest income			328,760	338,781	311,856
Interest expense			-143,652	-92,005	-70,047

Net interest income	(1) (2) (21)	(3) (4)	239,108	246,776	241,809

Commission income and fees received	(3)	(5)	9,326	12,218	13,124
Commission expense and fees paid			-2,092	-2,212	-2,025
Net fee and commission income			7,234	10,006	11,099

Net profit/loss on financial operations	(4)	(6)	25,684	11,521	23,292
Foreign exchange gains and losses			187	82	22

Total operating income			272,211	268,385	276,222

Expenses

General administrative expenses	(5) (21)
Personnel expenses		(7)	-27,490	-29,925	-28,637
Other administrative expenses		(8)	-9,896	-11,815	-13,617
Depreciation	(9) (10)	(13)	-3,709	-8,737	-2,319

Total operating expenses			-41,095	-50,478	-44,573

Profit before loan losses			231,116	217,907	231,649
Net loan losses	(6) (8)	(9)	-20,905	-2,509	-19,839

Net Profit for the year			210,211	215,398	211,810

Other Comprehensive income
Items that will not be reclassified to income statement
Fair value hedges
Valuation of cross currency basis spread			—	—	-28,202

Total other comprehensive income			0	0	-28,202

Total Comprehensive income			210,211	215,398	183,608

*	Refers to the corresponding Notes to the Financial Statements included in Exhibit IV to the Annual Report on Form 18-K for the fiscal year ended December 31, 2015.
**	Refers to the corresponding Notes to the Financial Statements included in Exhibit IV to this Annual Report on Form 18-K.